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                                                                   Exhibit 10.13

                      Diversified Security Solutions, Inc.
                               280 Midland Avenue
                             Saddle Brook, NJ 07663
                                (201) 794-6500
                              Fax: (201) 794-8341




                                                              August 8, 2003

Mr. Salvatore Lifrieri
74 Hillcrest Road
Mt Vernon, New York 10552



Mr. Lifrieri:


     You and Diversified Security Solutions, Inc. (the "Company") are parties to an employment agreement dated August 13, 2002 (the "Employment Agreement"). The Company and you desire to terminate the Employment Agreement and to vary the terms and conditions applicable to a termination of the Employment Agreement without cause, and to make provision for a continued business relationship between the Company and you notwithstanding the termination of the Employment Agreement. In consideration of the promises and the mutual covenants herein contained, we agree as follows:

1. Contract Termination Agreement. In consideration of the Company's entering into a Consulting Agreement with Protective Countermeasures & Consulting ("PCC"), dated the date hereof (the "Consulting Agreement") and making payments pursuant to the Consulting Agreement consistent with the terms and conditions of this agreement, Mr. Lifrieri agrees to the termination of the Employment Agreement and the waiver of his rights pursuant to the Employment Agreement, including a severance payment of two year's full compensation upon termination of the Employment Agreement without cause.

2. Effective Date of Contract Termination. Subject to the Company's making the payments required under the Consulting Agreement, the Employment Agreement is of no further force and effect, and is terminated effective August 8, 2003.

3. Consulting Agreement. Subject to the deduction provided for in paragraph 8 hereof and in consideration of entering into this Agreement and in order to enable the parties to work together in the future, the parties are entering into the Consulting Agreement pursuant to which the Company shall make Twelve (12) equal monthly installments of twelve Thousand, Five Hundred Dollars ($12,500) less the deduction provided for in paragraph 8 of 12 equal monthly payments of $1,055 to PCC ("Consulting Payment"). Each Consulting Payment shall be made at 70 West Red Oak Lane, White Plains New York




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     10604, or by direct deposit to a bank account by written agreement of the Company and Mr. Lifrieri. The first Consulting Payment installment shall be sent to Mr. Lifrieri by Federal Express eight (8) days after he executes this Agreement. Each installment payable thereafter shall be made on or before the 30th day of each month until payment of the Consulting Payment is complete. The Company shall pay a late fee equal to five percent (5%) of each monthly installment of the Consulting Payment not received by Protective Countermeasures & Consulting, Inc. within ten business days of the date upon which it is due.

4. Resignation of Officer and Director Positions. Upon the execution of this Agreement by the Company and Mr. Lifrieri, Mr. Lifrieri shall resign from his positions as Executive Vice President of the Company, and as President of the Technical Services Division, and as a director of the Company effective as of August 8, 2003. Mr. Lifrieri agrees to execute and deliver to the Company such other documents as may be necessary to effect or reflect such resignations.

5. Stock Option Agreement. Subject to the receipt of the final Consulting Payment, the Stock Option Agreement, dated August 13, 2002, between the Company and Mr. Lifrieri is of no further force and effect, and is terminated effective August 8, 2003, and any stock options granted there under are void.

6. Vacation Pay. It is agreed that Mr. Lifrieri has ten (10) unused vacation days. In exchange for his foregoing said vacation days the Company issued him check number 1793 in the amount of $3,894.53. Mr. Lifrieri hereby acknowledges receipt of this check.

7. Company Equipment. Mr. Lifrieri agrees upon the execution of this Agreement to return all equipment, files, documents, credit cards, and any other property belonging to the Company. Mr. Lifrieri has in his possession the following items of Company Equipment:

     (a) A Lincoln Continental four door sedan (the "Leased Vehicle") with approximately 15,800 miles indicated on the odometer;

     (b) A Company Bank Credit MasterCard issued by Hudson United Bank numbered 5470193001000499 with an August, 2004 expiration date;

     (c) An American Express Card numbered #378365292721512 with an expiration date of April, 2005;and

     (d) The Sweeps computer system accessories consisting of a MDC (microwave down converter) antenna and a CPM - 700 broadband receiver kit.

8. Sweeps Payment. Notwithstanding Mr. Lifrieri's obligation to return Company equipment set forth above, Mr. Lifrieri shall retain the Sweeps computer system accessories purchased by the Company in consideration of a payment in the amount of $12,660 (the "Sweeps Payment"). The Sweeps Payment shall be deducted in equal amounts of $1,055 from each Consulting Payment. Mr. Lifrieri acknowledges that the Sweeps computer system accessories were purchased by the Company, and are in his possession.




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9.   Returned Equipment. Mr. Lifrieri represents that no personal charges are outstanding and due on either the Hudson United Bank Mastercard, or the American Express Card issued by the Company, and that he has maintained the Leased Vehicle in good condition. The Company may accept the return of the Leased Vehicle upon a written assessment that the Leased Vehicle is in good condition upon the execution of this Agreement, or have the lessor of the Leased Vehicle inspect it to determine its condition prior to the execution of this Agreement.

10. Traps Software. It is hereby agreed that the Company will retain the threat assessment software (the "Traps" software).

11. Collection of Receivables. Mr. Lifrieri shall assist the Company, as needed, in the collection of receivables invoiced by the Company's Technical Services Division to Vornado Realty Trust prior to the date of this Agreement. Two such invoices are outstanding in the approximate amounts of Twenty Thousand Dollars ($20,000) and Eight Thousand Dollars ($8,000). Mr. Lifrieri acknowledges that the Company has the sole and exclusive right to the payment of amounts due on these invoices.

12. Non-Competition. Mr. Lifrieri agrees not to engage directly or indirectly within the United States, in any business engaged in the design, development, manufacture, installation and sale of security equipment currently manufactured or installed by the Company, or developed during Mr. Lifrieri's employment with the Company for a period of one year from the date of this Agreement. Mr. Lifrieri shall be deemed directly or indirectly engaged in a competing business, if he engages in a business designing, developing, manufacturing, installing and selling such security equipment as a proprietor, partner, joint venturer, stockholder, director, officer, lender, manager, employee, consultant, advisor, or agent or if he otherwise controls such business. For purposes of this paragraph, any business engaged in by Mr. Lifrieri to provide security consulting, crisis and consequence management, threat and vulnerability assessment determination, technical surveillance countermeasure evaluation, voice stress analysis examination, risk assessment and psychological profiling shall not be deemed a competing business ("Security Consulting Services"). Without limiting the generality of the foregoing, and other than for the sole purpose of providing Security Consulting Services as defined in this Paragraph, Mr. Lifrieri agrees that for one year from the date hereof, he will not directly or indirectly whether for himself or for any other person and whether as a proprietor, principal, partner, joint venturer, stockholder, director, officer, lender, manager, employee, consultant, advisor, agent, independent contractor or in any other capacity: (i) solicit any business from the Port Authority of New York and New Jersey, Entergy, the New York City Metropolitan Transportation Authority, and/or the New Jersey Transit Authority or (ii) hire in any capacity, including but not limited to as an employee, advisor or consultant, any person who was an employee of the Company or any subsidiary of the Company within the three year period prior to the date hereof.

13. Use of Business Name. Mr. Lifrieri agrees not to engage in any business which uses as its name, in whole or in part, "Diversified Security Solutions, Inc. or DSSI", "DVS", "Henry Bros.", "Viscom", "HBE" or any name presently in use by the Company, or its affiliates or subsidiaries.




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14.  Nondisclosure of Confidential Information. Except as may be required by law or with the express written permission of the Company in each instance, Mr. Lifrieri will not at any time, directly or indirectly, disclose or furnish to any other person, firm or corporation:

     (a) the methods of conducting the business of the Company or its subsidiaries and affiliates;

     (b) a description of any of the methods of obtaining business, installing or manufacturing or advertising security products, or of obtaining customers thereof; and/or

     (c) any confidential information acquired during the course of Mr. Lifrieri's employment with the Company, it predecessors, subsidiaries or affiliates, including, without limiting the generality of the foregoing, the names of any customers prospective customer of, or any person, firm or corporation, who or which have or shall have traded or dealt with (whether such customers have been obtained by Mr. Lifrieri or otherwise) the Company, its predecessors, subsidiaries or affiliates

     This paragraph 14 will survive the termination of this Agreement.

15.  Severability; Injunctive Relief. Mr. Lifrieri agrees that paragraphs Twelve
     (12), Thirteen (13), and Fourteen (14) are reasonable and necessary for the protection of the Company; that each such paragraph, and the period or periods of time, geographical areas and types and scopes of restrictions on his activities specified therein, are and are intended to be divisible; that if any portion thereof (including any sentence, clause or part) shall be held contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to any one or more period of time, areas or business activities, or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect as to the other and remaining parts; and that any such invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable in such jurisdiction. Mr. Lifrieri further recognizes and agrees that any violation of his agreements set forth in these paragraphs would cause such damages to the Company as would be irreparable and the exact amount of which would be impossible to ascertain and that, for such reason, among others, the Company shall be entitled, as a matter of course, to injunctive relief from any court of competent jurisdiction restraining any further violation. Such right to injunctive relief shall be cumulative and in addition to and not in limitation of other rights and remedies which the Company may possess.

16. Cooperation. The Company and Mr. Lifrieri acknowledge and agree that they desire to cooperate with and support each other in the marketing and delivery of business services after the termination of the Employment Agreement, and have entered into the Consulting Agreement in furtherance of this objective.

17. Inventions. As between Mr. Lifrieri and the Company, all products, designs, styles, processes, discoveries, materials, ideas, creations, inventions and properties, whether or




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     not furnished by Mr. Lifrieri or created, developed, invented or used in connection with his employment with the Company will be the sole and absolute property of the Company for any and all purposes whatever in perpetuity, whether or not conceived, discovered and/or developed during regular working hours. Mr. Lifrieri will not have, and will not claim to have, under this Agreement or otherwise, any right, title or interested of any kind or nature whatsoever in or to any such products, processes, discoveries, materials, ideas creations, inventions and properties.

18. Prohibited Statements. Neither the Company nor Mr. Lifrieri shall make, publish or state, or cause to be made, published or stated, any defamatory or disparaging statement, writing or communication pertaining to the character, reputation, business practices competence or conduct of the other, their subsidiaries, shareholders, directors, officers, employees, agents, representatives or successors.

19. Rights and Remedies in the Event of Certain Breaches. The Company may terminate payment of Consulting Payment if Mr. Lifrieri materially violates his obligations under the above paragraphs entitled "Non-Competition," "Confidentiality and Nondisclosure," "Inventions," "Collection of Receivables," and "Prohibited Statements". Any controversy regarding whether a material breach of these obligations has occurred shall be resolved by arbitration in the City of New York pursuant to the rules of the American Arbitration Association then in effect.

20. Press Release. Upon the execution of this Agreement by the Company and Mr. Lifrieri, the Company may issue a press release announcing an agreement to terminate the Employment Agreement and Mr. Lifrieri's resignation from his positions with the Company and its affiliates, and his resignation as a member of the Company's board of directors. The press release shall state that this agreement is a mutual agreement and that the Parties intend to continue a business relationship with each other. Mr. Lifrieri shall be provided with an opportunity to review and comment upon the press release before its publication.

21. Release of All Claims. In consideration of the Company's agreement to enter into the Consulting Agreement and to pay the Consulting Payment, and the actual receipt thereof and other good and valuable consideration provided to Mr. Lifrieri under this Agreement, he does hereby, for himself, his heirs, executors, administrators and assigns, release and agree to indemnify and hold harmless Releasee, as hereinafter defined, from any and all claims, charges, complaints, damages, or causes of action, now existing, both known and unknown, of every name and nature, including but not limited to all claims of breach of contract or misrepresentation, wrongful discharge, or arising from alleged violations of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, or any other local, state or federal law, regulation or policy or any other claim relating to or arising out of his employment with the Company or the termination thereof, with the sole exception of any rights Mr. Lifrieri may have under the Workers' Compensation Act. The term "Releasee" as used in this paragraph shall be defined to




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     include: Diversified, its corporate affiliates, including but not limited to Henry Bros. Electronics, Inc., and each of its present and former shareholders, directors, officers, agents, employees, and successors.

22. Cooperation and Assistance. Mr. Lifrieri agrees to make himself reasonably available to the Company to respond to reasonable requests by the Company for information concerning matters involving facts or events, relating to the Company or any of the Company's subsidiaries or affiliates, that may be within his knowledge, and to cooperate with and assist the Company and any subsidiary or affiliate as reasonably requested with respect to any pending and future litigation, arbitration or other dispute resolution relating to any matter in which he was involved during his employment with the Company. The Company will advance Mr. Lifrieri his reasonable travel expenses and other costs that must be incurred to provide his cooperation and assistance under this paragraph. The Company shall pay Mr. Lifrieri reasonable fees for any time spent providing such assistance in respect to litigation, arbitration or other dispute resolution arising out activities or events in which Mr. Lifrieri had no direct involvement, and which arise out of activities or events that occur after the effective date of this Agreement

23. Indemnification. In the event such liability is not covered by insurance, the Company shall indemnify Mr. Lifrieri against liability incurred for acts or omissions within the scope of his duties undertaken by him in good faith as an employee, officer or member of the Board of Directors of the Company, or any of its affiliates and subsidiaries from August 13, 2002 until August 11, 2003, and shall pay attorneys fees and costs associated with litigation arising out of such acts or omissions, provided however, the indemnification and/or payments provided for in this sentence shall not exceed Fifty Thousand Dollars ($50,000). The Company has also provided Mr. Lifrieri with a Declaration page of its Directors' and officers' liability insurance for the period from November 16, 2002 to November 2003.

24. Headings. Headings of the various provisions used herein are for convenience of reference only and shall not alter the meaning of the provisions.

25. Severability. Should any of the provisions of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby.

26. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to the conflicts of laws principles thereof. Any action brought in connection with this Agreement shall be brought in the federal or state courts located in the State of New Jersey, and the parties hereto hereby irrevocably consent to the jurisdiction of such courts. The parties each hereby further agree to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding in the State or federal courts of the State of New Jersey, and agree that service of process upon a party hereto mailed by certified mail to party's address shall be deemed in every respect effective service of process upon such in any such suit, action or proceeding.




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     You have twenty-one (21) days from the date you receive this Agreement within which to consider its terms. During this period you should consult with an attorney regarding the terms of this Agreement. In the event you desire to execute this Agreement prior to the end of such period, you shall also execute and provide to the Company the endorsement attached hereto.

     Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily with a full understanding of its terms. Further, the terms of this Agreement cannot become effective or enforceable until seven (7) days following the date of its execution by you during which time you may revoke this Agreement by notifying the Company in writing.


                                        DIVERSIFIED SECURITY SOLUTIONS, INC.



                                        By:
                                           -------------------------------------
                                                      Irvin Witcosky
                                           President and Chief Operating Officer




Agreed and Accepted by:

---------------------------
Salvatore Lifrieri

                , 2003
----------------

STATE OF               )
COUNTY OF              ) ss.:

On                2003, before me personally came                    to me known
to be the same person described in and who executed the forgoing Agreement and Release and duly acknowledged to me that they executed the same.




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                                   ENDORSEMENT

     I, Salvatore Lifrieri hereby acknowledge that I have been advised that I have 21 days in which to consider the forgoing Agreement by and between my self and Diversified Security Solutions, Inc. dated as of August 8, 2003 and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

     I declare under penalty of perjury under the laws of the State of that the foregoing is true and correct.

EXECUTED this          day of             , 2003 at                            .





                                                --------------------------------
                                                Salvatore Lifrieri